EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph related to VirnetX, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements) dated April 30, 2007, relating to the financial statements of VirnetX, Inc. as of December 31, 2005 and 2006 and for the period from August 2, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006 which appears in the Form 8-K of VirnetX Holding Company dated July 12, 2007.
/s/ Burr, Pilger & Mayer, LLP
March 24, 2008